Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES THIRD QUARTER AND FIRST NINE MONTHS 2022 FINANCIAL RESULTS

CLEVELAND, Nov. 1, 2022 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its third quarter ended September 30, 2022.

Q3 2022 Highlights:

  Second consecutive record of quarterly net sales; increased 22% from comparable 2021 period
  Net income of $11.9 million, an increase of 11% from Q3 2021
  Results include a non-cash goodwill impairment charge of $6.5 million for the Asia-Pacific region. Excluding the impairment charge, net income was $18.4 million, an increase of 72% from Q3 2021 and a quarterly record.
  Diluted EPS of $2.36, an increase of 10% from comparable 2021 period

Net sales for the third quarter of 2022 were $165.4 million, an increase of 22%, compared to $135.4 million in the third quarter of 2021. Currency translation rates had an unfavorable impact on 2022 third quarter net sales of $8.2 million.

The Company posted net income for the third quarter of 2022 of $11.9 million, or $2.36 per diluted share, compared to $10.7 million, or $2.15 per diluted share, in the third quarter of 2021. Third quarter 2022 net income benefited from the 22% increase in net sales with gross margin expansion from 31.9% in Q3 2021 to 35.2% in Q3 2022 from operational efficiencies and the previously announced price increases mitigating the impact of inflation on commodity prices and freight. Due to the lack of recovery post COVID-19 for the Asia-Pacific region coupled with the rise in interest rates, PLP recorded an impairment charge for goodwill within the region. The result was a non-cash charge to operating earnings of $6.5 million in September 2022. Without this charge, net income would have set a new quarterly record of $18.4 million. Currency translation rates had a favorable effect on net income of $0.5 million.

Net sales increased 21% to $467.1 million for the first nine months of 2022 compared to $386.0 million for the first nine months of 2021. Currency translation rates had an unfavorable impact on net sales of $16.2 million for the nine months ended September 30, 2022.

Net income for the nine months ended September 30, 2022 was $37.9 million, or $7.60 per diluted share, compared to $26.8 million or $5.40 per diluted share, for the comparable period in 2021. YTD September 30, 2022 net income benefited from the 21% YTD increase in net sales with consistent gross margins. YTD net income was reduced by $6.5 million for the Asia-Pacific goodwill impairment charge, partially offset by the $4.4 million non-taxable gain from life insurance benefits. Currency translation rates had a favorable effect on net income of $0.4 million.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "PLP delivered another record quarter of operating performance. Our primary end markets of energy distribution and communications remain strong, especially in the U.S. We continue to record impressive gains in net sales, the third quarter of 2022 being a new record besting the previous record quarterly net sales set just last quarter. We are disappointed however that an impairment charge was required for goodwill in the Asia-Pacific region. Our business in that region was more severely impacted by COVID-19 and the ensuing economic downturn than any other region. Further pressuring the goodwill impairment calculation was the recent rise in interest rates resulting in a higher weighted average cost of capital rate. We remain committed to the Asia-Pacific region and the strong customer and vendor relationships that have been cultivated over several decades. Customer satisfaction remains our primary goal – accomplished by providing high-quality products and services that meet or exceed expectations."

NON-GAAP MEASURES

In addition to the results provided in accordance with GAAP, this press release includes a non-GAAP measure, which presents net income on an adjusted basis. Adjusted net income excludes the effect of the goodwill impairment charge in the Asia-Pacific region on net income and is calculated by adding the goodwill impairment charge of $6.5 million to net income. The Company's management believes that this non-GAAP measure is useful to investors in evaluating the performance of the Company's business over time and relative to competitors. Further, the Company's management believes it enhances investors' understanding of the Company's results by isolating the effect of unusual or infrequent items that management does not believe are indicative of the Company's ordinary results of operations. Adjusted net income should not be considered a substitute for net income as computed in accordance with GAAP, and it is not necessarily standardized or comparable to similarly titled measures used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in business conditions and economy due to COVID-19 including the severity and duration of business disruption caused by the pandemic, the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, the impact of global economic conditions (such as the impact of inflation, rising interest rates, social unrest, acts of war, military conflict (including the ongoing conflict between Russia and Ukraine), international hostilities, terrorism and changes in diplomatic and trade relationships) on profitability and future growth opportunities; the Company's ability to identify, complete, obtain funding for and integrate acquisitions for profitable growth; and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2021 Annual Report on Form 10-K filed with the SEC on March 4, 2022 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

ABOUT PLP

PLP protects the world's most critical connections by creating stronger and more reliable networks. The company's precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in over 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Thousands of dollars, except share and per share data)	2022	2021

ASSETS
Cash, cash equivalents and restricted cash	$ 30,949	$ 36,406
Accounts receivable, less allowances of $5,677 ($3,744 in 2021)	122,936	98,203
Inventories, net	134,582	114,507
Prepaid expenses	16,447	19,778
Other current assets	3,251	3,217
TOTAL CURRENT ASSETS	308,165	272,111

Property, plant and equipment, net	159,884	149,774
Goodwill	26,347	28,194
Other intangible assets, net	13,718	12,039
Deferred income taxes	5,904	3,839
Other assets	16,696	23,061
TOTAL ASSETS	$ 530,714	$ 489,018

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 48,124	$ 42,376
Notes payable to banks	17,917	16,423
Current portion of long-term debt	3,183	3,116
Accrued compensation and other benefits	28,431	21,703
Accrued expenses and other liabilities	22,807	21,917
TOTAL CURRENT LIABILITIES	120,462	105,535

Long-term debt, less current portion	55,944	40,048
Other noncurrent liabilities and deferred income taxes	23,301	27,335

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 4,919,841 and
4,907,143 issued and outstanding, as of September 30, 2022 and December 31, 2021, respectively	13,316	13,185
Common shares issued to rabbi trust, 245,386 and 243,138 shares at
September 30, 2022 and December 31, 2021, respectively	(10,261)	(10,102)
Deferred compensation liability	10,261	10,102
Paid-in capital	51,749	47,814
Retained earnings	445,460	410,673
Treasury shares, at cost, 1,741,727 and 1,685,387 shares at
September 30, 2022 and December 31, 2021, respectively	(97,771)	(93,836)
Accumulated other comprehensive loss	(81,757)	(61,719)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	330,997	316,117
Noncontrolling interest	10	(17)
TOTAL SHAREHOLDERS' EQUITY	331,007	316,100
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 530,714	$ 489,018

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(Thousands of dollars, except earnings per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021

Net sales	$ 165,402	$ 135,380	$ 467,097	$ 385,971
Cost of products sold	107,109	92,217	314,147	259,577
GROSS PROFIT	58,293	43,163	152,950	126,394

Costs and expenses
Selling	11,245	10,142	33,573	29,842
General and administrative	17,467	14,741	50,724	42,905
Goodwill impairment	6,529	-	6,529	-
Research and engineering	4,741	4,861	14,878	14,235
Other operating expense, net	937	341	2,472	2,828
	40,919	30,085	108,176	89,810
OPERATING INCOME	17,374	13,078	44,774	36,584

Other income (expense)
Interest income	143	30	359	77
Interest expense	(819)	(559)	(2,129)	(1,479)
Other income, net	898	1,251	6,497	1,749
	222	722	4,727	347

INCOME BEFORE INCOME TAXES	17,596	13,800	49,501	36,931

Income tax expense	5,707	3,097	11,590	10,161

NET INCOME	$ 11,889	$ 10,703	$ 37,911	$ 26,770
Net income attributable to noncontrolling interests	(2)	5	(27)	(15)

NET INCOME ATTRIBUTABLE TO PREFORMED
LINE PRODUCTS COMPANY SHAREHOLDERS	$ 11,887	$ 10,708	$ 37,884	$ 26,755

AVERAGE NUMBER OF SHARES OF COMMON STOCK
OUTSTANDING:
Basic	4,937	4,900	4,935	4,909
Diluted	5,036	4,975	4,983	4,950

EARNINGS PER SHARE OF COMMON STOCK
ATTRIBUTABLE TO PREFORMED LINE PRODUCTS
COMPANY SHAREHOLDERS:
Basic	$ 2.41	$ 2.19	$ 7.68	$ 5.45
Diluted	$ 2.36	$ 2.15	$ 7.60	$ 5.40

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.60	$ 0.60

CONTACT: MEDIA, JOSH NELSON, MANAGER, MARKETING COMMUNICATIONS, +1 440 473 9120, JOSH.NELSON@PLP.COM; INVESTOR RELATIONS, ANDREW S. KLAUS, CHIEF FINANCIAL OFFICER, +1 440 473 9246, ANDY.KLAUS@PLP.COM